EXHIBIT 10.35


                      NORTH ATLANTIC TRADING COMPANY, INC.
                       1999 EXECUTIVE INCENTIVE PLAN

The 1999 Executive Incentive Plan (the "Executive Plan") is based on the Company achieving its budgeted EBITDA, determined on a consolidated basis in accordance with the Company's 1999 budget. The participants in the Executive Plan are Thomas F. Helms, Jr. and David I. Brunson.

In the event the Company's EBITDA for 1999 equals or exceeds budgeted EBITDA, the participants in the Executive Plan shall be entitled to receive bonuses as follows:

            Participants                                  Bonus Amount
            ------------                                  ------------

            Helms                                       100% of base salary
            Brunson                                      50% of base salary


In the event the Company's EBITDA for 1999 is less than the budgeted EBITDA, the Management Committee, acting with the advice of the Compensation Committee, shall have the right to make discretionary bonus payments to one or more of the participants in the Executive Plan.

If the Management Committee determines that it is highly probable that bonuses will be earned pursuant to the Executive Plan, it shall have the right to accelerate the payment of such bonuses if requested by a participant for tax purposes, subject to receiving a written undertaking to repay such amounts if in fact no bonus is earned. Nothing in this Executive Plan restricts the Management Committee from approving other bonuses for any participant in the Executive Plan.









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